Exhibit 9.01

RESOLUTION
OF
THE BOARD OF DIRECTORS
OF
SUREWEST COMMUNICATIONS

Whereas, the Board of Directors adopted the Amended and Restated Rights Agreement dated March 10, 2008 (the "Agreement") to protect shareholders from coercive and unfair takeover tactics,

Whereas, the Board has determined that current best practices regarding corporate governance suggest that it is a good practice to submit such Agreements to a vote of shareholders,

Whereas, the Board has determined that it is in the best interest of the shareholders to provide the opportunity for shareholders to vote on the Agreement,

Whereas, the Board retains the right under the Agreement to amend it at any time prior to the Distribution Date, as defined in the Agreement,

Whereas, the Board desires to amend the Agreement to provide shareholders with the opportunity to vote on the Agreement at the 2009 annual meeting of shareholders,

NOW THEREFORE, BE IT RESOLVED THAT AMENDMENT ONE TO THE AMENDED AND RESTATED RIGHTS AGREEMENT DATED MARCH 10, 2008 IS ADOPTED AS FOLLOWS:

First, that Section 7 of the Amended and Restated Rights Agreement dated March 10, 2008 is amended to eliminate section 7(a) in its entirety and to substitute a new section 7(a) as follows:

The Rights shall become exercisable, and may be exercised to purchase Common Stock, except as otherwise provided herein, in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the office designated by the Rights Agent, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earliest of (i) the day next following the year 2009 annual meeting of shareholders, unless the Restated Rights Agreement is approved by at least a majority of shares required to constitute a quorum at the 2009 annual meeting of shareholders, (ii) March 10, 2018 (the “Final Expiration Date”), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (such date being herein referred to as the “Redemption Date”) or (iv) the time at which all such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”). Except for those provisions herein which expressly survive the termination of this Rights Agreement, this Rights Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.

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Second, that Exhibit A (Form of Rights Certificate) is amended to eliminate the legend on the Form of Certificate in its entirety and to substitute a new legend as follows:

NOT EXERCISABLE AFTER MARCH 10, 2018 OR EARLIER IF REDEEMED OR EXCHANGED OR IF NOT APPROVED BY A MAJORITY VOTE OF THE QUORUM AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS. AT THE OPTION OF THE COMPANY, THE RIGHTS MAY BE REDEEMED AT $0.01 PER RIGHT OR EXCHANGED FOR COMMON STOCK ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. IN THE EVENT THAT THE RIGHTS REPRESENTED BY THIS CERTIFICATE ARE ISSUED TO A PERSON WHO IS AN ACQUIRING PERSON OR AN ASSOCIATE OR AFFILIATE OF AN ACQUIRING PERSON OR A TRANSFEREE OF THE RIGHTS PREVIOUSLY OWNED BY SUCH PERSONS, THIS RIGHT CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BE SUBJECT TO CERTAIN LIMITATIONS IN THE CIRCUMSTANCES SPECIFIED IN SECTION 11(a)(ii) OF THE RIGHTS AGREEMENT.

Third, that Exhibit B (Overview of Shareholder Rights Plan) is amended to eliminate Section 5, of the Summary of Terms of Shareholder Rights Plan in its entirety and to substitute a new Section 5 as follows:

The Rights will expire on March 10, 2018, unless earlier redeemed or exchanged by the Company as described below or earlier if not approved by a majority of the quorum at the 2009 annual meeting of shareholders.

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